UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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OptimizeRx Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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260 Charles Street

Suite 302

Waltham, Massachusetts 02453

SUPPLEMENT TO THE PROXY STATEMENT

For the Annual Meeting of Stockholders

To be Held on June 9, 2026

The following information relates to the proxy statement (the “Proxy Statement”) of OptimizeRx Corporation (the “Company”) dated April 30, 2026, furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournment or postponement thereof. All capitalized terms used in this Supplement to the Proxy Statement and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement.

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION

WITH THE PROXY STATEMENT.

We are asking you to approve an amendment to the 2021 Equity Plan to adopt an evergreen provision (Proposal No. 4). The Board unanimously recommends a vote “FOR” this proposal for the following reasons:

●	Equity compensation is critical to attract, motivate, and retain our officers, key employees, directors, and consultants;

●	The evergreen provision has a limited five-year duration (expiring June 2031) with built-in Board discretion to reduce or eliminate annual increases;

●	Stockholders retain meaningful oversight through annual votes on director elections and Say-on-Pay;

●	The provision supports our transition to performance-based compensation, which aligns employee incentives with long-term stockholder value creation;

●	The 5% annual cap is consistent with historical share authorization levels and results in measured, predictable dilution;

●	The 2021 Equity Plan contains strong governance provisions that protect stockholder interests, including prohibitions on repricing and discounted options, clawback provisions, and minimum vesting requirements;

●	Without the evergreen provision, we may need to significantly increase the cash component of our employee and director compensation, using cash that could be better utilized for our core business operations; and

●	Approval will save the Company time and expense of preparing annual proxy statements solely to increase the share pool.

Dear Fellow OptimizeRx Stockholder:

At the upcoming Annual Meeting scheduled for June 9, 2026, you are being asked to approve, among other matters, an amendment to the 2021 Equity Plan to adopt an evergreen provision providing for an automatic increase in the number of shares of Common Stock available for issuance under the 2021 Equity Plan on January 1, 2027 and on each subsequent January 1 through and including January 1, 2031, in an amount equal to 5% of the total number of shares of Common Stock issued and outstanding on December 31 of the immediately preceding calendar year (provided that our Board may decide, prior to the first day of any calendar year, to provide that there shall be no increase in the shares available for issuance under the 2021 Equity Plan for such calendar year or that the increase shall be a lesser number of shares than otherwise provided under the evergreen provision) (Proposal No. 4). The Board of Directors has unanimously recommended that you vote “FOR” this proposal, and we are writing to ask for your support.

Our Board believes that the 2021 Equity Plan Evergreen Amendment contemplated by Proposal No. 4 represents a prudent and cost-effective approach to ensuring sufficient share availability for compensation purposes. The Board recommends that shareholders vote “FOR” the adoption of the 2021 Equity Plan Evergreen Amendment.

As previously disclosed in the Proxy Statement, in making such recommendation, the Board considered a number of factors, including the following:

●	Equity-based compensation awards are a critical element of our overall compensation program. We believe that our long-term incentive compensation program aligns the interests of management, employees, and shareholders to create long-term shareholder value. The 2021 Equity Plan Evergreen Amendment will allow us to continue to attract, motivate and retain our officers, key employees, non-employee directors, and consultants.

●	Our Board of Directors has determined that there are not sufficient shares of Common Stock available under the 2021 Equity Plan to support the Company’s intended compensation programs over the next year, including the phase-in of performance-based equity awards as discussed in the “Executive Compensation — Say-on-Pay” section of the Proxy Statement.

●	We believe the current number of shares remaining available for grant under the 2021 Equity Plan, together with the proposed 1,000,000 additional shares requested pursuant to Proposal No. 3, will only be sufficient to cover issuances under the 2021 Equity Plan for approximately one year. Future increases pursuant to the proposed evergreen provision will ensure that we continue to have sufficient number of shares authorized and available for future awards issued under the 2021 Equity Plan.

●	The Compensation Committee and the Board believe that the proposed annual increase in the number of shares of Common Stock available under the 2021 Equity Plan represents a reasonable amount of potential equity dilution, which will allow us to continue awarding equity incentives on an annual basis, an essential component of our overall compensation program.

●	The automatic increase in the number of shares of Common Stock available under the 2021 Equity Plan each year will save the Company the time and expense which would otherwise be required to prepare and file a proxy statement and solicit shareholder votes to increase the share pool.

Beyond the foregoing considerations, the Board also evaluated several additional factors that further support adoption of the 2021 Equity Plan Evergreen Amendment:

●	The Evergreen Provision Has a Limited Duration and Built-In Safeguards. The proposed amendment has a limited duration and is not approving an automatic renewal with an unlimited or indefinite time period. The 2021 Equity Plan expires in June 2031, which is only five years from now. Stockholders will have another opportunity at that time to review the Company’s compensation practices, dilution, and overall alignment with stockholder interests before any extension of the plan can occur, ensuring continued oversight and accountability. Furthermore, the Board retains discretion to reduce or eliminate any annual increase if circumstances warrant, providing an additional layer of protection for stockholders. In contrast, many public technology companies have implemented equity plans that replenish annually for ten years or longer. The Company’s five-year limited evergreen provision is significantly more measured and stockholder-friendly.

●	Stockholders Retain Meaningful Oversight. While stockholders would not vote each year on incremental share authorizations under the evergreen structure, they retain meaningful oversight through their annual votes on the election of directors and “Say-on-Pay,” providing continued accountability for the Company’s compensation practices and governance. Additionally, the 5% annual cap ensures that any dilution is measured and predictable, and the Board’s discretion to reduce or eliminate annual increases provides flexibility to respond to stockholder concerns.

●	Performance-Based Compensation Supports Long-Term Value Creation. A portion of our future equity awards is expected to shift towards performance-based vesting rather than purely time-based vesting. That structure more closely aligns employee incentives with long-term stockholder value creation by tying compensation to the achievement of measurable business and stock performance objectives, reinforcing accountability while supporting the Company’s ability to compete for top talent. The evergreen provision is particularly well-suited to support this transition to performance-based awards. Performance awards typically require larger initial share grants than time-based awards because the number of shares ultimately earned depends on achievement of performance metrics as participants may earn anywhere from zero to a multiple of the target award depending on results. Having a reliable, predictable annual share replenishment ensures the Company can design meaningful performance-based programs with appropriate upside potential without concern that share availability will constrain the compensation structure. This flexibility allows the Compensation Committee to implement robust performance metrics that drive stockholder value while maintaining competitive compensation packages that attract and retain top talent.

●	The Share Request Is Reasonable and Consistent with Historical Authorization Levels. The evergreen proposal is designed to track existing authorization trends. If the proposed evergreen provision had been in place since 2021, and if the maximum additional amount of 5% had been authorized each year, the total shares authorized over the 2021-2026 period would have been approximately 5.36 million shares, which is nearly identical to the approximately 5.45 million shares actually authorized (assuming Proposal No. 3 is approved during that same period). In other words, the evergreen provision would have provided smoother authorization cycles while resulting in a similar total dilution level.

●	Our Burn Rate Is Responsible. We are committed to effectively monitoring our equity incentive plan share reserve, including our “burn rate,” to ensure that we maximize stockholders’ value by granting the appropriate number of equity incentive awards necessary to attract, reward and retain key personnel. We view our plan shares as a precious resource, and we utilize those shares in a targeted, strategic manner to achieve our objectives. Please refer to the Proxy Statement for detailed information regarding our historical burn rate and equity granting practices.

●	The 2021 Equity Plan contains governance provisions that protect stockholder interests:

o	No repricing. The 2021 Equity Plan prohibits the repricing of awards or the repurchase and/or cancellation of underwater awards in exchange for cash or other awards without stockholder approval.

o	No discounted options. Options and stock appreciation rights may not be granted with an exercise or base price lower than the fair market value of the underlying shares on the date of grant.

o	Clawback provisions. Awards granted under the 2021 Equity Plan are subject to the Company’s clawback and/or recoupment policies.

o	Minimum vesting requirements. Subject to limited exceptions, awards granted under the 2021 Equity Plan generally may not vest until the first anniversary of the date of grant.

o	No liberal share counting. Shares tendered to pay the exercise price of an award or withheld to satisfy tax withholding obligations will not become available again for issuance under the 2021 Equity Plan.

o	Material amendments require stockholder approval. The 2021 Equity Plan requires stockholder approval of any material revisions to the plan, including any increase in the number of shares that may be issued.

Conclusion

Our Board places a high priority on human capital management, an important aspect of which is compensation and benefits. A key element of the total compensation we provide is equity compensation, because equity grants align our employees’ and directors’ interests with those of our stockholders and promote a culture of ownership among our employees. We grant equity compensation to multiple levels of our organization. Equity awards are a long-term incentive that directly links Company performance to stock performance and are aligned with stockholder interests. In the event stockholders do not approve Proposal No. 4, the 2021 Equity Plan Evergreen Amendment will not become effective, and awards will continue to be made under the 2021 Equity Plan only to the limited extent that there are available shares of Common Stock to do so. In addition, as discussed in the Proxy Statement, the Company will need to expend time and expense to prepare and file a proxy statement and solicit shareholder votes to increase the share pool. Moreover, without the evergreen provision, we may be compelled to significantly increase the cash component of our employee and director compensation, which may not align compensation interests with stockholder investment interests and would increase cash compensation expense, using cash that could be better utilized for our core business operations.

We appreciate your support of our executive compensation program and ask that you vote “FOR” Proposal No. 4 ahead of our Annual Meeting.

Thank you for your continued support of OptimizeRx Corporation.

Sincerely,

/s/ James Lang
James Lang
Chair of the Compensation Committee

Important Information

This Supplement should be read in conjunction with the Company’s Proxy Statement. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement controls. This Supplement does not change or update any of the other information contained in the Proxy Statement.

We have retained D.F. King & Co., Inc. to assist us in the solicitation of proxies for an estimated fee of $20,000. If you have any questions or need assistance in submitting your proxy to vote your shares, please call our proxy solicitor D.F. King & Co., Inc. at 1 (877) 783-5524.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.

The date of this Supplement is May 29, 2026.

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